Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement (Form F-1) of Hebron Technology Co., Ltd of our report dated April 10, 2015, except for Note 17, as to which the date is April 29, 2015, relating to the consolidated financial statements of Hebron Technology Co., Ltd for the years ended December 31, 2014 and 2013, which appear in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Friedman LLP

New York, New York
February 4, 2016